Exhibit 10.4

AMENDED AND RESTATED REVOLVING PROMISSORY NOTE

OF

COX ENTERPRISES, INC.

ISSUED TO

AUTOTRADER.COM, INC.

December 15, 2010

FOR VALUE RECEIVED, COX ENTERPRISES, INC., a Delaware corporation (“Maker”), promises to pay to AUTOTRADER.COM, INC., a Delaware corporation, or its successors and assigns (collectively with such successors and assigns, “Payee”), in lawful money of the United States of America, that certain amount owing by Maker to Payee from time to time pursuant to the Cash Management Agreement (as such term is defined below) as such amount may be adjusted from time to time pursuant to the Cash Management Agreement, together with interest in arrears accruing from the date hereof on the unpaid principal balance hereof from time to time at a variable rate equal to the Reference Rate (as such term is defined below), as adjusted from time to time, and in the manner set forth below and in the Cash Management Agreement. Maker is delivering this Amended and Restated Revolving Promissory Note in connection with the Amended and Restated Cash Management Agreement with Revolving Credit Facility dated as of December 15, 2010 by and between Maker and Payee (the “Cash Management Agreement”), and the terms and conditions of the Cash Management Agreement are incorporated herein by reference. To the extent of any inconsistency between the terms and provisions of this Amended and Restated Revolving Promissory Note and the Cash Management Agreement, the terms and provisions of the Cash Management Agreement shall govern this Amended and Restated Revolving Promissory Note. For the avoidance of doubt, amounts owing by Maker to Payee pursuant to the Cash Management Agreement and any amount outstanding under this Amended and Restated Revolving Promissory Note represent the same obligation of Maker to Payee.

This Amended and Restated Revolving Promissory Note is an amendment and restatement of the Revolving Promissory Note, dated May 4, 2010, of the Maker to the Payee (the “Original Note”) and not a replacement, substitution or repayment thereof. The indebtedness and liabilities of the Maker under the Original Note evidenced hereby remain in full force and effect as amended, renewed and extended hereby.

1. Disbursements. Payee shall enter all amounts of principal borrowed, paid or prepaid at any time evidenced by this Amended and Restated Revolving Promissory Note in a record thereof maintained by Payee; provided, however, that the failure by Payee to so record amounts borrowed and repaid under this Amended and Restated Revolving Promissory Note shall in no way affect the obligation of Maker to repay all amounts borrowed by Maker from Payee pursuant to this Amended and Restated Revolving Promissory Note.

2. Payments.

A. Principal. The entire principal balance of this Amended and Restated Revolving Promissory Note then outstanding, plus all accrued, but unpaid, interest thereon, in each case, determined from time to time in accordance with the terms and provisions of the Cash Management Agreement, shall be due and payable on demand in accordance with the terms and provisions of the Cash Management Agreement (the date on which such amounts are due and payable pursuant to the Cash Management Agreement, the “Maturity Date”).

B. Interest. Interest shall accrue on the unpaid principal balance hereof outstanding from time to time at a rate of interest equal to the Reference Rate. Interest shall be calculated daily and compounded daily and charged for the actual number of days elapsed from and including the date hereof up to but not including the earlier of the Maturity Date and each date of payment or prepayment of the principal amount of this Amended and Restated Revolving Promissory Note or any portion thereof.

i. The term “Reference Rate” shall be equal to (i) if, overall, Maker is investing funds, the composite annual rate of return on Maker’s investments in commercial paper or other instruments of similar risk and liquidity, as the same may be adjusted from time to time or (ii) if, overall, Maker is borrowing, the annual rate which Maker is paying on its short-term borrowing facilities as the same may be adjusted from time to time. Interest shall accrue on the Depository Amount on a daily basis from the date of recorded deposit until the day immediately prior to payment, calculated on the basis of the actual number of days elapsed in a year consisting of 360 days.

ii. The term “Business Day” shall mean any day other than a Saturday, Sunday and, with respect to payments, a legal holiday in Atlanta, Georgia, or such other place as Payee may designate for payment pursuant to Section 2.C. of this Amended and Restated Revolving Promissory Note.

C. Manner of Payment. All payments of the principal balance of, and interest on, this Amended and Restated Revolving Promissory Note shall be made by wire transfer in lawful money of the United States of America in immediately available funds to such account as Payee may from time to time designate in writing.

D. Dates. If any payment of the principal balance of, or interest on, this Amended and Restated Revolving Promissory Note is due on a day that is not a Business Day, such payment shall be due on the next succeeding Business Day, and such extension of time shall be taken into account in calculating the amount of interest payable under this Amended and Restated Revolving Promissory Note.

E. Prepayment. Maker may, without premium or penalty, at any time and from time to time, prepay all or any portion of the outstanding principal balance due under this Amended and Restated Revolving Promissory Note, provided that each such payment is accompanied by accrued interest on the amount of principal prepaid calculated to, but not including, the date of such prepayment.

3. Defaults.

A. Events of Default. The occurrence of any one or more of the following events with respect to Maker shall constitute an event of default hereunder (“Event of Default”):

i. Maker shall fail to pay all or any portion of the principal balance of, or interest on, this Amended and Restated Revolving Promissory Note when the same is due and payable, and such failure shall continue for a period of more than thirty (30) days from the due date of such sum;

ii. Maker shall be in material default of its obligations under the Cash Management Agreement;

iii. This Amended and Restated Revolving Promissory Note shall at any time and for any reason cease to be in full force and effect or shall be declared to be null and void, or the validity or enforceability hereof shall be contested in writing by Maker, or Maker shall deny in writing that it has any further liability or obligation hereunder; or

iv. An order of relief shall have been entered against Maker in any bankruptcy or insolvency proceeding, or Maker shall admit in writing its inability to pay its debts as they mature, or Maker shall make a general assignment for the benefit of its creditors; or Maker shall apply for or consent to the appointment of any receiver, trustee, or similar officer for all or any substantial part of its property, or such receiver, trustee or similar officer shall be appointed without the application or consent of Maker and such appointment shall continue without discharge for a period of ninety (90) days; or Maker shall institute (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding relating to it under the laws of any jurisdiction, or any such proceeding shall be instituted (by petition, application or otherwise) against Maker and shall remain without dismissal for a period of ninety (90) days; or any judgment, writ, warrant of attachment or execution or similar process shall be issued or levied against a substantial part of the property of Maker and such judgment, writ, or similar process shall not be released, vacated or fully bonded within ninety (90) days after its issue or levy.

B. Notice by Maker. Maker shall notify Payee in writing within five (5) Business Days after the occurrence of any Event of Default of which Maker acquires knowledge.

C. Remedies.

i. TIME IS OF THE ESSENCE WITH RESPECT TO THIS AMENDED AND RESTATED REVOLVING PROMISSORY NOTE.

ii. Upon the occurrence of an Event of Default specified in Section 3.A.i. or iv., the entire principal balance hereof and all accrued and unpaid interest thereon shall automatically and immediately become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Maker, and may be collected forthwith regardless of the stipulated date of maturity.

iii. Upon the occurrence of an Event of Default specified in Section 3.A.ii. or iii., at the option of Payee, the entire principal balance hereof and all accrued and unpaid interest thereon shall at once become due and payable and may be collected forthwith regardless of the stipulated date of maturity. Failure to exercise the foregoing option shall not constitute a waiver of the right to exercise the same in the event of any subsequent default, and no exercise by Payee of any option provided herein shall exhaust Payee’s right to exercise the same on any number of subsequent occasions.

iv. The past due principal balance, pursuant to acceleration or otherwise, and, after the occurrence and during the continuance of an Event of Default and, to the extent permitted by applicable law, past due interest and past due fees, pursuant to acceleration or otherwise, shall bear interest from their respective due dates, until paid, at the Default Rate. The Default Rate is defined as the lesser of (i) the Reference Rate (as it adjusts) plus 2.00% per annum or (ii) the highest rate of interest permitted by applicable law.

v. Maker agrees to pay all costs and expenses of collection, including reasonable attorneys’ fees, arising in connection with any enforcement action by Payee in which it shall prevail, of any of its rights under this Amended and Restated Revolving Promissory Note whether by or through an attorney-at-law or in an action in bankruptcy, insolvency or other judicial proceedings.

4. Miscellaneous.

A. PRESENTMENT FOR PAYMENT, DEMAND, PROTEST, AND NOTICE OF DEMAND, NOTICE OF DISHONOR, NOTICE OF NON-PAYMENT, AND ALL OTHER NOTICES ARE HEREBY WAIVED BY MAKER EXCEPT AS EXPRESSLY REQUIRED BY THE TERMS HEREOF.

B. Modification. This Amended and Restated Revolving Promissory Note may not be changed orally, but only by an agreement in writing signed by Maker and Payee.

C. Parties in Interest. No party to this Amended and Restated Revolving Promissory Note may assign any or all of its rights or obligations hereunder without the written consent of the other party hereto; provided, however, that (a) Maker may assign any or all of its rights and obligations pursuant to this Amended and Restated Revolving Promissory Note to one or more of its Affiliates without the consent of the Payee, and (b) Payee may collaterally assign all or any of its rights, title and interest under this Amended and Restated Revolving Promissory Note to the administrative agent under the Credit Agreement (or to any other person acting as an agent, trustee or other representative of lenders under the Credit Agreement) (the “Administrative Agent”), from time to time upon written notice to Maker. Upon written notice by the Administrative Agent to Maker, the Administrative Agent and its designees shall be entitled to exercise, following the occurrence and during the continuance of any default or event of default under the Credit Agreement, any and all right, title and interest of the Payee under this Agreement in accordance with the terms hereof. No person other than the parties hereto and, to the extent set forth above, the Administrative Agent is or shall be entitled to bring any action to enforce any provision of this Amended and Restated Revolving Promissory Note against any of the parties hereto and none of the provisions of this Amended and Restated Revolving Promissory Note will be for the benefit of any person other than the parties hereto and, to the extent set forth above, the Administrative Agent.

D. Governing Law. This Amended and Restated Revolving Promissory Note shall be governed by, and shall be construed in accordance with the laws of the State of Georgia, without reference to the choice of law principles thereof.

E. Construction.

i. Section Headings. The headings of sections in this Amended and Restated Revolving Promissory Note are provided for convenience only and shall not affect its construction or interpretation.

ii. Terminology. All references to “section” or “sections” refer to the corresponding section or sections of this Amended and Restated Revolving Promissory Note.

All words used in this Amended and Restated Revolving Promissory Note shall be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the words “herein” and “hereunder” and similar references refer to this Amended and Restated Revolving Promissory Note in its entirety and not to any specific section hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, Maker has caused this Amended and Restated Revolving Promissory Note to be executed by its duly authorized officer effective as of the day and year first above written.

COX ENTERPRISES, INC.

By:	/s/ Richard J. Jacobson

Name:	Richard J. Jacobson

Title:	Senior Vice President

ACCEPTED EFFECTIVE AS OF THE DATE ABOVE WRITTEN:

AUTOTRADER.COM, INC.

By:	/s/ David B. Amundsen

Name:	David B. Amundsen

Title:	Vice President, Finance